


FORM 4                                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION          OMB APPROVAL
[ ]  CHECK THIS BOX IF NO LONGER                         WASHINGTON, D.C. 20549                       OMB NUMBER  3235-0287
     SUBJECT  TO SECTION 16.  FORM 4          STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP            EXPIRES:DECEMBER 31, 2001
     OR FORM 5 OBLIGATIONS MAY                                                                        ESTIMATED AVERAGE BURDEN
     CONTINUE.  SEE INSTRUCTION 1(B).                                                                 HOURS PER RESPONSE.....0.5
                                      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of
                                      1935 or Section 30(f) of the Investment Company Act of 1940


  (PRINT OR TYPE RESPONSES)
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1.  Name and Address of Reporting  Person*      2. Issuer Name AND Ticker or       6. Relationship of Reporting Person(s) to Issuer
                                                   Trading Symbol                     (Check all applicable)
                                                                                     ___X__ Director                ______10% Owner
                                                                                      __X___ Officer                 _______ Other
                                                                                      (give title below)             (specify below)
                                                                                        President & COO
                                                                                       -----------------
Smith     Bryan       Scott                  Sonic Automotive, Inc. ("SAH")
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(Last)   (First)    (Middle)                    3. IRS Identification              4. Statement for
                                                   Number of Reporting                Month/Year
                                                   Person, if an entity               11/99
                                                   (Voluntary)
c/o Sonic Automotive, Inc.
5401 East Independence Blvd.
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        (Street)                                     5. If           7.  Individual or Joint/Group Filing  (Check Applicable
                                                        Amendment,        Line)
                                                        Date of               _X_ Form filed by One Reporting Person
                                                        Original              ___ Form filed by More than One Reporting Person
Charlotte        NC         28212                      (Month/Year)
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(City)         (State)      (Zip)       TABLE I-- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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          1.                2.           3.                     4.                       5.             6.          7.
---------------------    --------    ----------   ------------------------------    -----------     ----------  ----------
                                                                                                      Owner-
                                                                                    Amount of         ship
                         Trans-      Trans-          Securities Acquired (A)        Securities        Form:
                         action      action          or Disposed of (D)             Beneficially      Direct      Nature of
                         Date        Code            (Instr. 3, 4 and 5)            Owned at          (D) or      Indirect
Title of                 (Month/     (Instr. 8)   ----------------------------      End of            Indirect    Beneficial
Security                  Day/       ----------     Amount    (A) or    Price       Month             (I)         Ownership
(Instr. 3)                Year)      Code   V                   (D)                 (Instr. 3 and 4)  (Instr. 4)  (Instr. 4)
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  Class A Common Stock         11-19-99             X       20,000         A     $12.50    20,000           D
 --------------------------  -------------------  ------  --------------- ---- --------- --------------  ---------  ----------
  Class A Common Stock         11-19-99             X        1,500         A     $10.00     1,500           D
 --------------------------  -------------------  ------  --------------- ---- --------- --------------  ---------  ----------

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 --------------------------  -------------------  ------  --------------- ---- --------- --------------  ---------  ----------

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).



POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED                 (Over)
IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY          SEC 1474 (3-99)
VALID OMB CONTROL NUMBER


FORM 4 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES
                              ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                              (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                              SECURITIES)

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     1.        2.       3.         4.         5.             6.                 7.           8.          9.         10.       11.
----------  --------  --------  --------  ----------    ------------      --------------   ------   ----------  --------- ----------
                                                                           Title and                            Ownership
                                          Number of     Date Exer-         Amount of                            Form of
                                          Derivative    cisable and        Underlying               Number of   Deriv-
                                          Securities    Expiration         Securities      Price    Derivative  ative
            Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3       of       Securities  Security:
            sion or   Trans-    action    or Disposed    Day/Year)          and 4)         Deriv-   Benefi-     Direct
            Exercise  action    Code      of (D)        --------------    --------------   ative    cially      (D) or    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                      Amount   Secur-   Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/    8)        4 and 5)     Exer-    Expir-           or Num-  ity      End of      (I)       Beneficial
Security    ative      Day/     --------  ----------    cis-     ation            ber of   (Instr.  Month       (Instr.   Ownership
(Instr. 3)  Security   Year)    Code  V   (A)   (D)     able     Date     Title   Shares    5)      (Instr. 4)   4)       (Instr. 4)
----------  --------  --------  ---- ---  ----  ----    -------  -----    -----   ------   ------   ----------  --------  ----------
                                                                          Class
Put Options                                                                 A
Obligation)                                                               Common
to buy)      $12.50   11-19-99   X              200    8-5-99   11-20-99   Stock  20,000             -0-         D
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                                                                          Class
Put Options                                                                 A
Obligation)                                                               Common
to buy)      $10.00   11-19-99   X               15    8-5-99   11-20-99   Stock   1,500             -0-         D
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                                                                          Class
Put Options                                                                 A
Obligation)                                                               Common
to buy)      $10.00   11-20-99   E               85    8-5-99   11-20-99   Stock   8,500             -0-         D
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Explanation of Responses:


** Intentional misstatements or omissions of          /s/ Bryan Scott Smith                  12/8/99
facts constitute Federal Criminal Violations.        --------------------------------      ------------
    SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)          ** Signature of Reporting Person         Date

Note:  File three copies of this Form, one
       of which must be manually signed.
       If space is insufficient, SEE
       Instruction 6 for procedure.




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Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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